UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 18, 2012

CHEROKEE INC.

(Exact name of registrant as specified in its charter)

Delaware	1-18640	95-4182437
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5990 Sepulveda Blvd.

Van Nuys, California 91411

(Address of Principal Executive Offices) (Zip Code)

(818) 908-9868

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On June 18, 2012, the Compensation Committee (the “Committee”) of the Board of Directors of Cherokee Inc. (the “Company”) approved the issuance of restricted stock awards (an “Award” or the “Awards”) to each of the Company’s non-employee directors pursuant to the Company’s 2006 Incentive Award Plan (the “2006 Plan”) and subject to terms of individual Restricted Stock Award Agreements (the “Award Agreements”) between the Company and each non-employee director.  The Award Agreements provide for the issuance to each non-employee director of 1,500 shares of the Company’s common stock, subject to certain vesting restrictions and other conditions.  There is no purchase price required by the recipient in connection with his receipt of an Award. The shares of the Company’s common stock that are subject to an Award will vest in a single installment of 1,500 shares on the three year anniversary of the grant date, subject to the recipient’s continued service to the Company. Such vesting will accelerate upon the earlier of (i) a change in control of the Company, (ii) the death of the recipient or (iii) the recipient’s failure to be re-elected to the Board of Directors in any election in which the recipient stands for re-election.

The foregoing description of the Awards and the Award Agreements is qualified by reference to the full text of the form of Award Agreement, which agreement is attached as Exhibit 10.1 to this Report on Form 8-K.

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On June 18, 2012, the Committee approved certain bonus awards, salary increases and stock option grants for each of the Company’s current named executive officers. The Committee approved such compensation matters after receiving a report from an independent compensation consultant retained by the Committee to advise it on compensation matters. The foregoing bonus awards, salary increases and stock option grants are summarized below:

1.              Henry Stupp, the Company’s Chief Executive Officer, was awarded an option to purchase up to 90,000 shares of the Company’s common stock under the 2006 Plan with an exercise price of $13.06, which was the closing price of the Company’s common stock on the Nasdaq Global Select Market on the date of grant. These stock options vest in equal annual installments over the next three years and are subject to a seven year term. In addition, Mr. Stupp’s base salary was increased to $600,000 per year, with such salary increase to be effective retroactive to February 1, 2012.  In addition, the Committee determined that Mr. Stupp will be eligible to receive a cash bonus for the Company’s fiscal year ending February 2, 2013 (“Fiscal 2013”), with a bonus target of $200,000 and a maximum of $400,000, subject to the Company achieving certain performance targets during Fiscal 2013 and other factors the Committee may deem appropriate.  The amount of any such bonus will be determined by the Committee within 75 days of the end of Fiscal 2013.

2.              Howard Siegel, the Company’s Chief Operating Officer, was awarded an option to purchase up to 60,000 shares of the Company’s common stock under the 2006 Plan with an exercise price of $13.06, which was the closing price of the Company’s common stock on the Nasdaq Global Select Market on the date of grant. These stock options vest in equal annual installments over the next three years and are subject to a seven year term. In addition, Mr. Siegel was awarded a cash bonus of $62,500 for the Company’s fiscal year ended January 28, 2012 (“Fiscal 2012”). In addition, the Committee determined that Mr. Siegel will be eligible to receive a cash bonus for Fiscal 2013 in an amount to be determined by the Committee within 75 days of the end of Fiscal 2013. The Committee determined that the target for such bonus will be $125,000, with the actual amount of such bonus to be subject to the sole discretion of the Committee after consideration of factors it deems appropriate, including the Company’s financial performance during Fiscal 2013.

3.              Mark DiSiena, the Company’s Chief Financial Officer, was awarded an option to purchase up to 30,000 shares of the Company’s common stock under the 2006 Plan with an exercise price of $13.06, which was the closing price of the Company’s common stock on the Nasdaq Global Select Market on the date of grant. These stock options vest in equal annual installments over the next three years and are subject to a seven year term. In addition, Mr. DiSiena’s base salary was increased to $180,000 per year, with such salary increase to be effective as of July 1, 2012. In addition, the Committee determined that Mr. DiSiena will be eligible to receive a cash bonus for Fiscal 2013 in an amount to be determined by the Committee within 75 days of the end of Fiscal 2013. The Committee determined that the target for such bonus will be $70,000, with the actual amount of such bonus to be subject to the sole discretion of the Committee after consideration of factors it deems appropriate, including the Company’s financial performance during Fiscal 2013.

Item 9.01              Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description

10.1	Form of Restricted Stock Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEROKEE INC.

Dated: June 22, 2012	By:	/s/ Mark DiSiena
Mark DiSiena
Chief Financial Officer